Gulf Resources Provides Guidance for the 4th Quarter 2021

SHOUGUANG, China, Dec. 03, 2021 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today provided investors with earnings guidance for the 4th quarter 2021.

Based on the best assessments at the time, the Company expects its fourth quarter operating revenue of between $18.0 million and $19.0 million. The Company’s fourth quarter net income is expected of between $9.5 million and $10.0 million.

These estimates do not include possible interruption from any winter closing required by the government, because to date, we have not received any notifications. They also do not include unexpected nonrecurring and non-operational factors, any impairments and write-offs which our auditors may recommend. For example, there might be write-down or write-off of the costs of our old chemical factories or some wells and aqueducts we will no longer use.

“We are very pleased with the direction of our current operations,” stated Mr. Liu Xiaobin, the CEO of Gulf Resources. “We expect to see an improvement in operating revenues and net income in this quarter and for this fiscal year,” Mr. Liu continued.

“The company will report back to investors if or when we learn about potential winter closings,” Mr. Liu concluded.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit http://www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the ongoing impact of COVID-19 pandemic, uncertainties associated with the winter closings, obtaining governmental approvals, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com